Exhibit 21
Subsidiaries of Applica Incorporated

The following companies are direct or indirect wholly owned subsidiaries of Applica Incorporated:

	Name of Subsidiary	Jurisdiction of Incorporation

1.	WD Delaware, Inc.	Delaware

2.	Windmere Holdings Corporation	Delaware

3.	HP Intellectual Corp.	Delaware

4.	Applica Consumer Products, Inc.	Florida

5.	Sandgate Services Limited	Hong Kong

6.	HP Delaware, Inc.	Delaware

7.	PPC Industries Ltd.	British Virgin Islands

8.	Household Products Chile Comercial Limitada	Chile

9.	Applica de Colombia Limitada	Colombia

10.	Applica de Venezuela, C.A.	Venezuela

11.	HP (BVI) Limited	British Virgin Islands

12.	Applica Americas, Inc.	Delaware

13.	HPG LLC	Delaware

14.	Applica Canada Corporation	Nova Scotia

15.	Applica Mexico Holdings, Inc.	Delaware

16.	Corporacion Applica de Centro America, Ltda.	Costa Rica

17.	Remdale Investments Limited	British Virgin Islands

18.	Durable Electric Limited	Hong Kong

19.	Applica Asia Limited	Hong Kong

20.	Maanring Holding B.V.	Netherlands

21.	Tofino Investment Limited	British Virgin Islands

22.	Applica Manufacturing, S. de R.L. de C.V.	Mexico

23.	Applica de Mexico, S. de R.L. de C.V.	Mexico